Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC'S SECOND QUARTER EARNINGS PER SHARE INCREASE 22%

Sales Initiatives Continue to Generate Strong Momentum as
System-Wide Same-Store Sales Increase 5.5% in the Second Quarter

OKLAHOMA CITY (March 20, 2006) - Sonic Corp. (NASDAQ/NM: SONC) today announced record results for its second fiscal quarter ended February 28, 2006. Highlights of the quarter included:

•	Net income of $0.22 per diluted share, representing a 22% increase from $0.18 per diluted share in the same quarter last year (as adjusted);
•	An increase in net income of 14% to $12.9 million from $11.3 million in the same period last year (as adjusted);
•	An increase of 12% in total revenues to $148.9 million from $132.6 million in the year-earlier quarter;
•	System-wide same-store sales growth of 5.5%, above Sonic's long-term target range of 2% to 4% growth; and
•	The opening of 33 new drive-ins, including 26 by franchisees, as the company continues to expand the base for future growth in franchising income.

"We are pleased to report continued strength in our business and solid earnings for the second quarter," said Clifford Hudson, Chairman, Chief Executive Officer and President. "These results reflect the strong sales momentum we have maintained through the winter months, driven by new product news and backed by increasing and strategic media expenditures that have promoted continued growth across all day parts, especially our less penetrated day parts like mornings, afternoons and evenings. This growth was particularly evident among our franchisees as they have continued to implement our new PAYS program, which now has been in place for more than a year at our partner drive-ins. For both partners and franchisees, these strong sales trends continue to push drive-in level profits higher, increasing incentives for future chain expansion.

"Because of the ongoing success of our sales-driving initiatives and the approach of the more seasonal period of our business, we are raising our same-store sales growth target for the second half of our fiscal year," Hudson continued. "Unless we encounter unanticipated industry or weather issues, we believe the company is positioned to achieve same-store sales growth in the range of 3% to 5% in the third and fourth quarters. With estimated system-wide same-store sales growth in the first few weeks of March within this range, we are off to a solid start for the new quarter."

In the first quarter of fiscal 2006, Sonic adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," (SFAS 123R), using the modified retrospective application under which the comparable prior-year period is adjusted on a basis consistent with Sonic's pro forma disclosures of stock compensation expense in that period. Second quarter and first half results for both 2006 and 2005 (as adjusted) include charges for stock compensation expense of approximately $0.02 and $0.04 per diluted share (after tax), respectively.

Revenues for the second quarter rose 12% to $148.9 million from $132.6 million in the year-earlier period, with the year-over-year growth reflecting same-store sales gains, increased franchising income, and the benefit of the recent acquisition of 15 franchise drive-ins. Revenues for the first half of fiscal 2006 increased 12% to $308.7 million from $274.8 million in the same period last year.

Sonic's system-wide same-store sales increased 5.5% during the second quarter versus 7.0% in the year-earlier period, reflecting a 6.5% increase at franchise drive-ins and a 2.5% increase at partner drive-ins. Management believes the difference between franchise and partner drive-in sales growth is primarily attributable to the franchisees’ implementation of the PAYS program during the current year, while the partner drive-ins benefited from this program in the prior year. For the first half of fiscal 2006, system-wide same-store sales increased 5.0% compared with 7.5% for the first six months of fiscal 2005. Same-store sales rose 6.1% in core markets during the second quarter compared with a 2.9% increase in developing markets.

According to Hudson, the company's sales-driving strategies center on new product news that has helped Sonic stay relevant and compelling to consumers. Supporting this, the company is increasing its media expenditures to approximately $145 million in fiscal 2006, up from approximately $125 million last year. About one-half of the year's expenditures will be directed toward network cable advertising, which has proven to be effective in building sales in core markets and particularly in developing markets.

Sales growth also reflects the ongoing roll-out of the company's PAYS program (credit card terminals at each drive-in stall). This roll-out, completed at all partner drive-ins in January 2005, commenced at franchise drive-ins in February 2005, and now PAYS is installed in over 60% of franchise drive-ins. Sonic expects that PAYS will have an ongoing positive impact on franchisee same-store sales as the roll-out to the remainder of the system continues through the end of calendar 2006.

During the second quarter, Sonic opened 33 new drive-ins, including 26 franchise drive-ins, compared with a total of 32 in the year-earlier period, which also included 26 by franchisees. For the first half of fiscal 2006, the total number of drive-in openings was 66, the same as in the first six months of fiscal 2005. In the second half of fiscal 2006, Sonic anticipates that drive-in development will accelerate on the strength of increased openings by franchisees, which are expected to range from 35-40 in the third quarter versus 27 in the same period last year. Sonic continues to anticipate opening a total of 180-190 new drive-ins in fiscal 2006, including approximately 150-160 by franchisees, versus 175 drive-ins opened in fiscal 2005, which included 138 by franchisees.

Looking ahead to the third fiscal quarter ending May 31, 2006, Sonic estimates that diluted earnings per share will total approximately $0.39 to $0.40, including estimated stock compensation expense of $0.02 per diluted share (after tax), versus $0.34 as adjusted for stock compensation expense for SFAS 123R ($0.36 reported in the year-earlier period). The company bases this outlook on the following assumptions:

•	Total revenue growth of 12% to 14% over the comparable 2005 period, reflecting:
o	System-wide same-store sales growth within the company's 3% to 5% target range for the third quarter;
o	The acquisition of 15 franchise drive-ins at the beginning of fiscal 2006;
o	Approximately 45-50 new drive-in openings in the third quarter, including 35-40 by franchisees; and
o
Growth of $3.0 million-$3.5 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company's unique ascending royalty rate;

•
A slight increase in restaurant-level costs, as a percentage of sales, versus the same quarter last year, reflecting higher beef costs as well as upward pressure on other operating costs due to higher utility costs and credit card charges resulting from an increase in credit card transactions associated with the PAYS program; these cost pressures are expected to more than offset the benefit of increased sales volume leverage in the coming quarter;

•	Growth in corporate overhead expenses in the 10% to 12% range, excluding the impact of stock compensation expense, which is estimated to be approximately $2 million in the third quarter;
•	An increase in depreciation and amortization expense in the range of 13% to 15% from the prior year due to asset additions and the adjustment of retrofit asset lives in the fourth quarter of 2005;
•
A tax rate, in the range of 37.0% to 38.0%, due to limitations on the deductibility of stock compensation expense for tax accounting purposes and the expiration of a workers' tax credit program effective January 1, 2006;

•
An ongoing outlook for capital expenditures of approximately $75 million for the year, excluding acquisitions, including the cost of partner drive-in development as well as higher expenditures for drive-in remodels, relocations, and new equipment;

•
Continued significant growth in cash flow from operations, which is expected to be used in the third and future quarters to fund capital expenditures and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins; in April 2005, Sonic increased and extended its stock repurchase authorization to $150 million, up from $60 million previously; and

•
The benefit of repurchases of approximately $115 million of common stock since the second fiscal quarter of 2005, which leaves an authorization of approximately $35.0 million for the remainder of fiscal 2006.

A listen-only simulcast of Sonic's second quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, March 21, 2006. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until April 21, 2006.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has over 3,000 drive-ins coast to coast and in Mexico, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables on the following pages provide information regarding the number of Partner Drive-Ins, Franchise Drive-Ins and system-wide drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system-wide growth in sales, and both franchise and system-wide average drive-in sales and change in same-store sales. System-wide information includes both Partner and Franchise Drive-In information, which we believe is useful in analyzing the growth of the brand. While we do not record Franchise Drive-In sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
		(adjusted*)		(adjusted*)
Revenues	$148,948	$132,613	$308,748	$274,840
Income from operations	23,122	19,889	50,704	45,093
Net income	12,904	11,273	29,334	26,387
Net income per share - diluted	0.22	0.18	0.49	0.42
Weighted average shares - diluted	59,507	62,788	59,927	62,587

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
Drive-Ins in operation:
Partner Drive-Ins:
Total at beginning of period	592	544	574	539
Opened	7	6	10	10
Acquired from (sold to) franchisees	–	(2)	15	–
Closed	–	–	–	(1)
Total at end of period	599	548	599	548
Franchise Drive-Ins:
Total at beginning of period	2,473	2,373	2,465	2,346
Opened	26	26	56	56
Acquired from (sold to) company	–	2	(15)	–
Closed (net of reopening)	(9)	(15)	(16)	(16)
Total at end of period	2,490	2,386	2,490	2,386
System-wide:
Total at beginning of period	3,065	2,917	3,039	2,885
Opened	33	32	66	66
Closed (net of reopening)	(9)	(15)	(16)	(17)
Total at end of period	3,089	2,934	3,089	2,934

Core markets	2,372	2,094	2,372	2,094
Developing markets	717	840	717	840
All markets	3,089	2,934	3,089	2,934

Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005

Sales Analysis
Partner Drive-Ins:
Total sales	$126,376	$112,655	$261,798	$232,866
Average drive-in sales	213	208	444	431
Change in same-store sales	2.5%	9.8%	2.8%	10.0%
Franchise Drive-Ins:
Total sales	$599,084	$533,982	$1,236,985	$1,115,078
Average drive-in sales	243	226	500	471
Change in same-store sales	6.5%	6.3%	5.7%	7.0%
System-wide:
Change in total sales	12.2%	13.3%	11.2%	14.2%
Average drive-in sales	235	222	486	463
Change in same-store sales	5.5%	7.0%	5.0%	7.5%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$244	$232	$505	$483
Developing markets	202	194	425	410
System-wide change in same-store sales
Core markets	6.1%	6.5%	5.5%	7.2%
Developing markets	2.9%	8.8%	3.0%	8.6%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended, February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
		(adjusted*)		(adjusted*)
Income Statement Data
Revenues:
Partner Drive-In sales	$126,376	$112,655	$261,798	$232,866
Franchise Drive-Ins:
Franchise royalties	20,745	18,169	42,998	38,275
Franchise fees	879	874	1,820	1,809
Other	948	915	2,132	1,890
	148,948	132,613	308,748	274,840
Costs and expenses:
Partner Drive-Ins:
Food and packaging	33,160	29,415	69,267	61,988
Payroll and other employee benefits	38,938	34,910	79,940	71,875
Minority interest in earnings of Partner Drive-Ins	4,490	4,048	9,321	8,627
Other operating expenses	26,027	23,309	54,212	46,976
	102,615	91,682	212,740	189,466
Selling, general and administrative	13,214	11,785	25,410	22,618
Depreciation and amortization	9,997	8,870	19,894	17,276
Provision for impairment of long-lived assets	–	387	–	387
	125,826	112,724	258,044	229,747

Income from operations	23,122	19,889	50,704	45,093

Interest expense	2,271	1,712	4,118	3,491
Interest income	(175)	(180)	(715)	(354)
Net interest expense	2,096	1,532	3,403	3,137
Income before income taxes	21,026	18,357	47,301	41,956
Provision for income taxes	8,122	7,084	17,967	15,569
Net income	$12,904	$11,273	$29,334	$26,387

Net income per share:
Basic	$0.22	$0.19	$0.51	$0.44
Diluted	$0.22	$0.18	$0.49	$0.42
Weighted average shares used in calculation:
Basic	57,484	60,263	57,881	60,136
Diluted	59,507	62,788	59,927	62,587

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.2%	26.1%	26.5%	26.6%
Payroll and employee benefits	30.8%	31.0%	30.5%	30.9%
Minority interest in earnings of Partner Drive-Ins	3.6%	3.6%	3.6%	3.7%
Other operating expenses	20.6%	20.7%	20.7%	20.2%
	81.2%	81.4%	81.3%	81.4%

	February 28,	August 31,
	2006	2005
		(adjusted*)
	(In thousands)
Balance Sheet Data
Total assets	$610,082	$563,316
Current assets	52,490	35,249
Current liabilities	55,576	65,342
Obligations under capital leases, long-term debt,
and other non-current liabilities	201,646	110,057
Stockholders' equity	352,860	387,917

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.